Exhibit 5.1

Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
(212) 554-7800

October 23, 2009

Proginet Corporation
200 Garden City Plaza
Garden City, New York 11530

Gentlemen:

We have acted as counsel to Proginet Corporation, Delaware corporation (the "Registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the “SEC”) relating to the offering of an additional 3,000,000 shares of Common Stock, par value $0.001 per share, of the Registrant (the "Shares"), to employees, officers and directors of the Registrant or any subsidiary of the Registrant pursuant to awards granted by the Registrant under the Registrant’s 2000 Stock Option Plan, as amended to date (the "Plan"), and such additional indeterminate number of shares of Common Stock as may be issued in connection with such Shares under the anti-dilution provisions of the Plan.

In rendering the opinions expressed below, we have examined the Registration Statement and originals or copies, satisfactory to us, of (i) the Registrant’s Certificate of Incorporation, as amended to date (ii) the Registrant’s Amended and Restated By-laws, (iii) a unanimous written consent of the Registrant’s board of directors dated October 9, 2008, authorizing a 3,000,000 share increase in the number of shares of common stock authorized for award grants under the Plan, increasing the maximum number of shares of common stock for which options may be granted under the Plan to an employee in any calendar year from 250,000 to 750,000, and extending the term of the  Plan by five years to October 10, 2015 (the “Plan Amendments”); and (iv) a Certificate of an officer of the Registrant certifying as to the approval on November 18, 2008 by the stockholders of the Registrant of the Plan Amendments.  We have also reviewed such other matters of law and examined and relied upon all such corporate records and all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies.  As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Registrant.

Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the awards to be granted under the Plan will be, when issued pursuant to and in compliance with the provisions of the Plan, validly issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registrant’s Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the "Act"), or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Moses & Singer LLP
MOSES & SINGER LLP

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